Exhibit 99.1

CNET Networks Reports Fourth Quarter and Full Year 2007 Financial Results

Company Posts Full Year 2007 Revenue of $406 Million

Full Year 2007 Marketing Services Revenue up 10%

Monthly Unique Users Increase to 148 Million

SAN FRANCISCO—February 5, 2008—CNET Networks, Inc. (Nasdaq: CNET) today reported financial results for the quarter and year ended December 31, 2007.

“We are pleased with our solid performance in the fourth quarter,” said Neil Ashe, chief executive officer, CNET Networks. “CNET Networks enters 2008 with a solid management team, a quality collection of properties and a balance sheet which provides us the financial flexibility to create value for all shareholders.”

Fourth Quarter 2007 Financial and Operating Highlights

Revenues - Total revenues for the fourth quarter were $125.5 million, an 11 percent increase compared to revenues of $113.1 million for the same period of 2006.

Operating Income - On a reported basis, operating income totaled $20.9 million during the fourth quarter of 2007 compared to operating income of $8.2 million in the year-ago quarter. Fourth quarter 2007 reported operating income reflects $742,000 in costs principally related to litigation concerning the Company’s concluded stock option investigation. Fourth quarter 2006 reported operating income reflects $6.5 million in stock option investigation related costs and a $1.4 million non-cash goodwill impairment.

Operating income before depreciation, amortization, goodwill impairment and stock compensation expense was $35.5 million for the fourth quarter of 2007 compared to $23.4 million in the fourth quarter of 2006. Excluding costs associated with the Company’s stock option investigation and related matters of $742,000 during the fourth quarter of 2007 and $6.5 million in the year-ago quarter, operating income before depreciation, amortization, goodwill impairment and stock compensation expense was $36.3 million compared to $30.0 million during the fourth quarter of 2006.

On a reported basis, operating profit margin was 17 percent compared to an operating profit margin of 7 percent in the fourth quarter of 2006. Excluding costs associated with the Company’s stock option investigation and related matters, the profit margin of operating income before depreciation, amortization, goodwill impairments, and stock compensation expense was 29 percent compared to 26 percent in the fourth quarter of 2006.

Net Income - Net income for the fourth quarter of 2007 was $202.6 million, or $1.33 per diluted share. This compares with net income of $5.3 million, or $0.03 per diluted share for the fourth quarter of 2006. Net income for the fourth quarter of 2007 was positively impacted by a $184.2 million income tax benefit related to the release of a portion of the Company’s deferred tax valuation allowance during the quarter. Net income for the fourth quarter of 2006 was negatively impacted by a $1.4 million non-cash goodwill asset impairment expense and by $6.5 million in costs associated with the Company’s stock option investigation and related matters. Excluding the valuation release related tax benefit, stock compensation expense, costs associated with the Company’s stock option investigation and related matters, goodwill impairments, realized gains on investments and loss from discontinued operations, adjusted net income for the fourth quarter of 2007 was $22.7 million, or $0.15 on a diluted share basis, compared to $17.9 million, or $0.12 per diluted share, during the fourth quarter of 2006.

Cash Flow and Capital Expenditures - Net cash provided by operating activities for the fourth quarter of 2007 was $21.0 million, up from $10.8 million for the fourth quarter of 2006. Capital expenditures in the fourth quarter of 2007 were $7.6 million compared to $5.9 million in the fourth quarter of 2006. Excluding costs associated with the Company’s stock option investigation and related matters of $742,000 in the fourth quarter of 2007 and $6.5 million in the fourth quarter of 2006, free cash flow for the fourth quarter of 2007 was $14.2 million compared to $11.4 million in the fourth quarter of 2006. Free cash flow is defined as cash flow from operating activities less capital expenditures.

User Metrics - In the fourth quarter of 2007, the Company completed the migration of its U.S. data reporting platforms to its international properties. As such, the Company’s user metrics now include the full effect of its new and developing international properties in China and Europe. Given the timing of the implementation, prior quarter data and year–over-year comparisons are not available. Utilizing the migrated reporting platforms, CNET Networks’ global network of Internet properties reached an average of 148 million unique monthly users during the fourth quarter of 2007 (1). Average daily page views were nearly 83 million during the fourth quarter (1).

Full Year 2007 Financial Highlights

Revenues - Total revenues for the full year 2007 were $405.9 million, a 10 percent increase compared to revenues of $369.3 million during 2006.

Operating Income - On a reported basis, operating income totaled $16.2 million during 2007 compared to operating income of $7.5 million during 2006. Full year 2007 reported operating income reflects $8.4 million in costs associated with the Company’s concluded stock option investigation. Full year 2006 reported operating income reflects $13.7 million in stock option investigation related costs and $2.8 million of non-cash goodwill impairments.

Operating income before depreciation, amortization, goodwill impairment and stock compensation expense was $71.2 million during 2007 compared to $58.5 million in 2006. Excluding costs associated with the Company’s stock option investigation and related matters of $8.4 million during 2007 and $13.7 million in 2006, operating income before depreciation, amortization, goodwill impairment and stock compensation expense was $79.7 million compared to $72.2 million during 2006.

On a reported basis, operating profit margin was 4 percent compared to an operating profit margin of 2 percent last year. Excluding costs associated with the Company’s stock option investigation and related matters, the profit margin of operating income before depreciation, amortization, goodwill impairments, and stock compensation expense was 20 percent in both 2007 and 2006.

Net Income - Net income for 2007 was $176.8 million, or $1.16 per diluted share. This compares with net income of $6.8 million, or $0.04 per diluted share for 2006. Net income for 2007 was positively impacted by a $184.2 million income tax benefit related to the release of a portion of the Company’s deferred tax valuation allowance during the fourth quarter of 2007 and $2.2 million in gains on private investments offset by $8.4 million in costs associated with the Company’s stock option investigation and related matters. Excluding the valuation allowance release tax benefit, stock compensation expense, costs associated with the Company’s stock option investigation and related matters, goodwill impairments, and realized gains on investments, adjusted net income for 2007 was $36.7 million, or $0.24 on a diluted share basis, compared to $41.0 million, or $0.27 per diluted share, during 2006.

Cash Flow and Capital Expenditures - Net cash provided by operating activities during 2007 was $61.8 million, down from $64.0 million during 2006. Net capital expenditures in 2007 were $27.4 million compared to $32.8 million during 2006. Excluding costs associated with the Company’s stock option investigation and related matters of $8.4 million in 2007 and $13.7 million in 2006, free cash flow in 2007 was $42.8 million compared to $44.9 million in 2006. Free cash flow is defined as cash flow from operating activities less net capital expenditures.

A reconciliation of the non-GAAP measures used in this release to the most comparable GAAP measure and further information regarding the Company’s stock compensation expense, impairment charges and realized gains on investments are included in the accompanying “Operating Income Reconciliation”, “Net Income Reconciliation”, and “Cash Flows from Operating Activities Reconciliation” and “Operating Expense Reconciliation”.

Business Highlights

“We compete in a fast paced industry where change is constant.” said Ashe. “CNET Networks has consistently and repeatedly innovated to lead changes in the internet landscape and we are excited to do so again in 2008.”

Management Team Additions: In November 2007, Dave Morris joined the Company as senior vice president of network sales. In his new role, Morris is responsible for overseeing CNET Networks’ corporate sales and partnership accounts. A veteran of Time Inc., Morris brings more than 20 years of marketing, sales, and publishing experience to CNET Networks. Most recently Morris was president and publisher of Entertainment Weekly and EW.com, where he led the publication and Web site to record profits and audience numbers.

New Growth Opportunities: In December 2007, CNET Networks announced the Open Content Platform, an easy, scaleable way for CNET Networks to share content with publishers from around the web, giving consumers access to the content they want, where they want it. Through the Open Content Platform, CNET Networks can export the best content from its leading brands BNET, CNET, CHOW, GameSpot, and TV.com, and import premium content from other publishers to enhance the user experience on its own sites. Partners include AOL, YouTube, and NPD Group, as well as more targeted web sites and popular blogs such as BuddyTV, Cupcake BakeShop, GeekEntertainmentTV, The Gothamist Network, Monster.com, Revision3, Savory Cities, Virapop.com, and Wikia.

BNET (www.bnet.com) continues to be an important new brand for the Company. BNET offers practical insight and straightforward tools that address the challenges business managers face everyday. During the fourth quarter, the Company acquired FindArticles.com for $20.5 million – a library of 11 million resource articles from over 3,000 leading independent publishers. FindArticles complements the existing resource channel on BNET, offering the ability to gain scale through high-quality content and specialized information sources to meet the needs of business professionals. BNET also continued to produce original video content, including shows with leading business book authors and interviews with successful business people and entrepreneurs.

CNET Networks continued its investment in China, a market where the Company has proven its ability to strategically add and grow new brands in new categories. The Company recently acquired Cheshi (www.cheshi.com.cn), a leading Beijing-based automotive website whose leading advertisers include Mazda, Infiniti, Dong Feng-Nissan, Buick, and Ford. The acquisition bolsters CNET Networks’ leadership position in the auto category in China, which also includes the web sites XCAR and GOCAR.

Brand Highlights: During the fourth quarter, CNET Networks continued to drive innovation and product developments across its leading brands. Examples include:

CNET.com (www.cnet.com) and GameSpot (www.gamespot.com) continued to be go-to resources for people who wanted to learn about the latest consumer electronics and games during the holiday season. CNET’s holiday features, including the annual gift guide and live Holiday Help Desk call-in show contributed to a 14 percent increase in unique users and a nine percent increase in streams from the fourth quarter 2006 (2). GameSpot’s coverage of popular releases such as Guitar Hero III, and editorial features such as the GameSpot Best of 2007 Awards highlighting the best games of the year, attracted record numbers of page views and users, with 19 of the site’s top 20 traffic days in 2007 falling during the 4th quarter.

CNET had another impressive showing at the annual 2008 International Consumer Electronics Show. As the authoritative voice of the show, CNET produced hundreds of product reviews and videos, contributing to 12 percent more average daily unique users during the five day show than last year, and a 15 percent increase in streams over 2007. CNET TV content was served up in over 75,000 hotel rooms throughout Las Vegas, bringing show attendees the latest news from the show floor. In addition, CNET editors were once again sought out by national and international media, including CNN, CNBC, National Public Radio, and the BBC, to provide their expert, unbiased opinion on the latest technology news, products, and trends.

CHOW (www.chow.com) rolled out an innovative recipe feature that lets food fanatics change CHOW recipes to fit their own taste, and then share their recipes with the CHOW community. The first of-its-kind Recipe Hack feature is ideal for cooks who find themselves tweaking ingredient portions or who want to share their creative interpretations of familiar recipe standards. CHOW users can view all hacks made by other members, as well as track new submissions from favorite users, and upload photos to personalize the presentation of their own recipes.

Business Outlook

For fiscal 2008, management expects total annual revenues to be in the range of $440 million to $460 million. This represents growth of between 8 percent and 13 percent. Including $20 million in stock compensation expense, management estimates operating income of between $21 million and $29 million. Management expects operating income before depreciation, amortization and stock compensation expense to be between $88 million and $96 million. Including stock compensation expense of approximately $0.06 per diluted share, net of tax, earnings per share is expected to be in the range of $0.06 to $0.08 per share for the year.

For the first quarter of 2008, management anticipates total revenues of $91 million to $95 million. This represents year-over-year growth of between 2 percent and 7 percent. Including approximately $5.0 million in non-cash stock compensation expense, management estimates an operating loss in the range of $12 million to $14 million for the first quarter. Management expects operating income before depreciation, amortization, and stock compensation expense of between $3.0 million and $5.0 million for the quarter. Including stock compensation expense of approximately $0.02 per diluted share, net of tax, earnings per share is expected to be in the range of a loss of $0.04 to a loss of $0.05 in the first quarter.

Operating income and net income guidance for the first quarter and full-year 2008 does not consider ongoing costs associated with the Company’s concluded stock option investigation and related matters or expenses associated with the Company’s recent stockholder proposals.

More detailed guidance, as well as a table that reconciles operating income before depreciation, amortization, and stock compensation guidance to operating income (loss) guidance can be found on the “Guidance to the Investment Community” sheet that accompanies this press release.

Conference Call and Webcast

CNET Networks will host a conference call to discuss its fourth quarter and full year financial results and business outlook beginning at 5:00 pm ET (2:00 pm PT), today, February 5, 2008. To listen to the discussion, please visit http://ir.cnetnetworks.com and click on the link provided for the webcast conference call or dial (800) 344-1035 (international dial-in: (706) 679-3076). A replay of the conference call will be available via webcast at the URL listed above or by calling

(800) 642-1687 (international dial-in: (706) 645-9291) and entering the conference ID number 32421043. The Company’s past financial news releases, related financial and operating information, and access to all Securities and Exchange Commission filings, can also be accessed at http://ir.cnetnetworks.com.

Safe Harbor

This press release and its attachments include forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These statements are only effective as of the date of this press release and CNET Networks undertakes no duty to publicly revise or update these forward-looking statements, whether as a result of new information, future developments or otherwise. These forward-looking statements include the statements under the sections entitled “Business Outlook” which set forth our estimated financial performance for the first quarter and full year of 2008, including future revenue, expenses, operating income and earnings per share, and statements regarding our expected growth, progress, business changes, value creation, innovation, product development, access to funding, and success of our services. In addition, management expects to provide forward-looking information statements on the conference call to be held shortly following the issuance of this release, which are also subject to risks and uncertainties that could cause actual results to differ materially. The forward-looking statements in this release and on the conference call are identified by the words “expect,” “estimate,” “target,” “believe,” “goal,” “anticipate,” “intend” and similar expressions or are otherwise identified in the context in which they are made as being forward-looking. These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. The risks and uncertainties that could cause actual results to differ materially from those projected include: a lack of growth or a decrease in marketing spending on the Internet due to failure of marketers to adopt the Internet as an advertising medium at the rate that we currently anticipate; a lack of growth or decrease in marketing spending on CNET Networks’ properties in particular, which could be prompted by competition from other media outlets, both on and off the Internet; dissatisfaction with CNET Networks’ services, or economic difficulties in our clients’ businesses; the inability of our existing brands to attract new users; the inability to innovate or adapt to market opportunities and changes at a successful pace; an increase in the competitiveness of the market for qualified employees or changes in our stock price or volatility, both of which could increase our estimated stock compensation expenses; economic conditions such as weakness in corporate or consumer spending, which could prompt a reduction in overall advertising expenditures or expenditures specifically on our properties; the failure of existing advertisers to meet or renew their advertising commitments as we anticipate, many of which are for short terms, which would cause us to not meet our financial projections; the failure to attract advertisers outside of our traditional technology and consumer electronics categories, which would cause us to not meet our financial projections; a continued decline in revenues from our print publications as advertising dollars shift to other media; the acquisition of businesses or the launch of new lines of business, which could decrease our cash position, increase operating expense, and dilute operating margins; an increase in intellectual property licensing fees or infringement claims, which could increase operating expense, including amortization; the risk of future impairment of our intangible assets, goodwill or investments based on a decline in our business or investments; and general risks associated with our business. For additional discussion regarding the risks related to CNET Networks’ business, see its Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including disclosures under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are filed with the Securities and Exchange Commission and are available on the SEC’s website at www.sec.gov.

About CNET Networks, Inc.

CNET Networks, Inc. (Nasdaq: CNET – www.cnetnetworks.com) is an interactive media company that builds brands for people and the things they are passionate about, such as gaming, music, entertainment, technology, business, food, and parenting. The Company’s leading brands include CNET, GameSpot, TV.com, MP3.com, CHOW, UrbanBaby, ZDNet, BNET, and TechRepublic. Founded in 1992, CNET Networks has a strong presence in the US, Asia, and Europe.

(1) CNET Networks Internal Log Data, October 2007 to December 2007

(2) CNET.com Internal Log Data, October 2007 to December 2007

Investor Relations Contact:	Media Contact:
Nicole Noutsios	Sarah Cain
(510) 451-2952	(415) 344-2218
nicole@nmnadvisors.com	sarah.cain@cnet.com

CNET Networks, Inc.

Consolidated Statements of Operations

Unaudited

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenues	$125,553	$113,104	$405,895	$369,259

Operating expenses:
Cost of revenues (1)	47,705	43,369	170,620	159,881
Sales and marketing (1)	28,891	26,417	107,521	94,445
General and administrative (1)	17,717	18,548	66,904	61,771
Stock option investigation and related matters	742	6,519	8,436	13,745
Depreciation	7,056	6,457	27,050	21,491
Amortization of intangible assets	2,524	2,175	9,177	7,622
Goodwill impairments	—	1,375	—	2,793

Total operating expenses	104,635	104,860	389,708	361,748

Operating income	20,918	8,244	16,187	7,511

Non-operating income (expense):
Realized gains on investments	—	—	2,190	558
Interest income	1,089	874	3,680	4,871
Interest expense	(1,798)	(3,009)	(5,702)	(5,023)
Other, net	530	(646)	1,470	(596)

Total non-operating income	(179)	(2,781)	1,638	(190)

Income from continuing operations before income taxes	20,739	5,463	17,825	7,321
Income tax expense (benefit)	(180,421)	633	(178,718)	1,334

Income from continuing operations	201,160	4,830	196,543	5,987
Income (loss) from discontinued operations, net of tax(2)	1,458	478	(19,768)	849

Net income	$202,618	$5,308	$176,775	$6,836

Basic net income per share
Earnings per share from continuing operations	$1.32	$0.03	$1.30	$0.04
Earnings per share, discontinued operations	0.01	0.00	(0.13)	0.01
Net earnings per share	1.33	0.03	1.17	0.05
Diluted net income per share
Earnings per share from continuing operations	$1.32	$0.03	$1.29	$0.04
Earnings per share, discontinued operations	0.01	0.00	(0.13)	0.00
Net earnings per share	1.33	0.03	1.16	0.04
Shares used in calculating basic income per share	151,947	149,805	151,333	149,076
Shares used in calculating diluted income per share	152,695	152,559	152,320	152,313

(1) Includes stock compensation expense, which was allocated as follows:

Cost of revenues	$1,510	$1,434	$5,321	$6,942
Sales and marketing	654	822	2,612	3,575
General and administrative	2,881	2,933	10,890	8,555

	$5,045	$5,189	$18,823	$19,072

(2) Income (loss) from discontinued operations, net of tax, is primarily related to our former Webshots reporting unit, sold in October 2007.

CNET Networks, Inc.

Consolidated Balance Sheets

Unaudited

(in thousands)

	December 31, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$88,626	$31,327
Investments in marketable debt securities	18,296	30,372
Accounts receivable, net	97,122	89,265
Deferred tax asset	23,745	141
Other current assets	12,758	10,371

Total current assets	240,547	161,476

Investments in marketable debt securities, long term	510	13,915
Restricted cash	1,417	2,200
Property and equipment, net	72,547	72,625
Other assets	16,677	15,116
Deferred tax asset, long term	193,549	438
Intangible assets, net	28,998	34,978
Goodwill	84,039	133,059

Total assets	$638,284	$433,807

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,543	$10,055
Accrued liabilities	48,197	67,809
Deferred revenue	11,829	12,526
Revolving credit facility	—	60,000
Current portion of long-term debt	8,860	13,850

Total current liabilities	79,429	164,240

Non-current liabilities:
Long-term debt	55,108	4,498
Other liabilities	4,473	726

Total liabilities	139,010	169,464

Stockholders’ equity:
Common stock; 400,000 shares authorized; 152,123 issued at December 31, 2007 and 151,315 issued at December 31, 2006	15	15
Additional paid-in-capital	2,911,512	2,857,238
Accumulated other comprehensive loss	(7,736)	(11,357)
Treasury stock, at cost; 1,510 shares outstanding at December 31, 2007 and 2006	(30,453)	(30,453)
Accumulated deficit	(2,374,064)	(2,551,100)

Total stockholders’ equity	499,274	264,343

Total liabilities and stockholders’ equity	$638,284	$433,807

CNET Networks, Inc.

Statements of Cash Flows

Unaudited

(in thousands)

	Year Ended December 31,
	2007	2006
Cash flows from operating activities:
Net income	$176,775	$6,836
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	40,942	34,744
Fair value remeasurement	(702)	—
Noncash stock compensation expense	18,961	19,751
Deferred taxes	(184,239)	336
Tax benefit from exercise of stock options	879	—
Excess tax benefits from stock-based compensation	(1,109)	—
Impairments	19,009	2,793
Other noncash items, net	114	1,882
Provision for doubtful accounts	2,040	2,475
Gain on sale of business, net	(1,288)	(298)
Gains on sales of privately held investments	(2,190)	(558)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(8,401)	(6,392)
Other assets	(2,227)	(2,752)
Accounts payable	77	1,400
Accrued liabilities	846	3,853
Other long-term liabilities	2,272	(59)

Net cash provided by operating activities	61,759	64,011

Cash flows from investing activities:
Purchase of marketable debt securities	(11,828)	(45,546)
Proceeds from sales of marketable debt securities	39,038	57,620
Proceeds from sale of business	45,200	—
Release of restricted funds	829	69
Investments in privately held companies	2,190	3,058
Cash paid for other intangible assets	(521)	—
Cash paid for acquisitions, net of cash acquired	(61,366)	(14,482)
Sale of leasehold improvements	2,349	—
Purchases of property and equipment	(29,718)	(32,833)

Net cash used in investing activities	(13,827)	(32,114)

Cash flows from financing activities:
Net proceeds from issuance of stock	12,293	7,280
Excess tax benefits from stock-based compensation	1,109	—
Proceeds from borrowings on revolving credit facility	—	60,000
Repayment of revolving credit facility	(60,000)	—
Proceeds from borrowings on credit facility, net	59,778	—
Principal payments on long-term debt	(1,605)	(125,096)
Costs for issuance of debt	(2,813)	—

Net cash provided by (used in) financing activities	8,762	(57,816)

Net increase (decrease) in cash and cash equivalents	56,694	(25,919)
Effect of exchange rate changes on cash and cash equivalents	605	1,351
Cash and cash equivalents at the beginning of the period	31,327	55,895

Cash and cash equivalents at the end of the period	$88,626	$31,327

CNET Networks, Inc.

Quarterly Statistical Highlights

Unaudited

	Q4-07	Q3-07	Q2-07	Q1-07	Q4-06
Total Quarterly Revenue ($mm)	$125.5	$96.7	$94.6	$89.1	$113.1

Revenue Distribution (%) (a)
Marketing Services	91%	88%	89%	87%	90%
Licensing, Fees and User	9%	12%	11%	13%	10%

Segment Revenue ($mm)
U.S. Media	$94.7	$74.0	$71.1	$71.2	$88.6
International Media	30.8	22.7	23.5	17.9	24.5

Advertiser Metrics
CNET Networks Top 100 US Advertisers’ Renewal Rate (Q-to-Q)	94%	95%	95%	96%	96%
CNET Networks Top 100 US Advertisers’ % of Revenue	55%	53%	52%	57%	57%

Select Business Metrics (b)
Network Unique Users (mm)	147.6	141.1	137.4	143.7	135.8
Network Average Daily Page Views (mm)	82.8	91.0	74.9	81.2	84.8

Balance Sheet Highlights ($mm)
Cash	$88.6	$54.9	$59.5	$45.3	$31.3
Marketable Debt Securities	18.8	16.5	25.9	27.4	44.3

Total Cash and Investments	$107.4	$71.4	$85.4	$72.7	$75.6

Days Sales Outstanding (DSO)	70	72	67	74	68

Total Debt	$64.0	$66.1	$75.7	$77.0	$78.3

Note: The accompanying unaudited financial information, except for Days Sales Outstanding, excludes revenues and expenses of our Webshots reporting unit which was sold in October 2007.

(a)	Marketing Services - represents sales of advertisements on our Internet network through impression-based and activity-based advertising, and sales of advertisements in our print publications.

Licensing, Fees and User - represents licensing our product database and online content, subscriptions to online services, subscriptions to our online services and print publications.

(b)	In the third quarter of 2007, the Company completed the migration of its US data reporting platforms to its international properties.

The Company’s user metrics now include the full effect of its new and developing international properties in China and Europe.

CNET Networks, Inc.

Business Outlook

$ in millions, except per share data	Q4-07 actual	Q1-08 estimate Low - High	FY 2008 estimate Low - High
Total Revenues	$125.5	$91 - $95	$440 - $460
Operating income before depreciation, amortization, stock option investigation and related matters and stock compensation expense	$36.3	$3 - $5	$88 - $96
Depreciation expense	$7.1	$8.0	$33.0
Amortization expense	$2.5	$4.0	$14.0
Stock compensation expense	$5.0	$5.0	$20.0
Stock option investigation and related matters	$0.8	$ —	$ —
Operating income (loss)	$20.9	$(14) - $(12)	$21 - $29
Interest income (expense), net	$(0.7)	$(0.5)	$(1.0)
Other income (expense) , net	$0.5	$(0.5)	$(1.0)
Tax expense (benefit)	$(180.4)	$(7) - $(8)	$10 - $15
GAAP EPS	$1.33	$(0.05) - $(0.04)	$0.06 - $0.08

Note: Operating income guidance for the first quarter and full year 2008 does not consider ongoing fees related to the stock option investigation and related matters or expenses associated with the Company’s recent stockholder proposals.

CNET Networks, Inc.

Business Segments

CNET Networks’ primary areas of measurement and decision-making include two principal business segments, U.S. Media and International Media. U.S. Media consists of an online media network focused on topics that people are highly interested in such as technology, entertainment, community and business. International Media includes media properties under several of the same brands as our sites in the United States with additional brands represented in markets such as China, France, Germany and the United Kingdom and several print publications in China. Management believes that segment operating income (loss) before depreciation, amortization, stock option investigation and related matters and stock compensation expenses is an appropriate measure of evaluating the operating performance of the company’s segments. However, segment operating income (loss) before depreciation, amortization, stock option investigation and related matters and stock compensation expense should not be considered a substitute for operating income, cash flows or other measures of financial performance or liquidity prepared in accordance with generally accepted accounting principles.

(Unaudited)

(in thousands)

	U.S. Media	International Media	Other (1)	Total
Three Months Ended December 31, 2007
Revenues	$94,711	$30,842	$—	$125,553
Operating expenses	64,035	25,233	15,367	104,635

Operating income (loss)	$30,676	$5,609	$(15,367)	$20,918

Three Months Ended December 31, 2006
Revenues	$88,639	$24,465	$—	$113,104
Operating expenses	62,173	20,972	21,715	104,860

Operating income (loss)	$26,466	$3,493	$(21,715)	$8,244

	U.S. Media	International Media	Other (1)	Total
Year Ended December 31, 2007
Revenues	$310,959	$94,936	$—	$405,895
Operating expenses	236,844	89,378	63,486	389,708

Operating income (loss)	$74,115	$5,558	$(63,486)	$16,187

Year Ended December 31, 2006
Revenues	$289,512	$79,747	$—	$369,259
Operating expenses	222,267	74,758	64,723	361,748

Operating income (loss)	$67,245	$4,989	$(64,723)	$7,511

Note: The accompanying unaudited financial information excludes revenues and expenses of our Webshots reporting unit which was sold in October 2007.

(1)	For the three months ended December 31, 2007, “Other” includes depreciation and amortization expenses of $9.6 million, stock compensation expense of $5.0 million, and stock option investigation and related matters of $0.8 million. For the three months ended December 31, 2006, “Other” includes $8.6 million of depreciation and amortization, $1.4 million of asset impairment expenses, $5.2 million of stock compensation expense, and $6.5 million of stock option investigation and related matters. For the year ended December 31, 2007, “Other” includes depreciation and amortization expenses of $36.2 million, stock compensation expense of $18.8 million, and stock option investigation and related matters of $8.5 million.

For the year ended December 31, 2006, “Other” includes depreciation and amortization of $29.1 million, asset impairment expenses of $2.8 million, stock compensation expense of $19.1 million, and stock option investigation and related matters of $13.7 million.

CNET Networks, Inc.

Operating Income Reconciliation

(Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Operating income	$20,918	$8,244	$16,187	$7,511
Stock compensation expense	5,045	5,189	18,823	19,072
Depreciation	7,056	6,457	27,050	21,491
Amortization of intangible assets	2,524	2,175	9,177	7,622
Goodwill impairments	—	1,375	—	2,793

Operating income before depreciation, amortization, goodwill impairments and stock compensation expense	35,543	23,440	71,237	58,489

Stock option investigation and related matters	742	6,519	8,436	13,745

Operating income before depreciation, amortization, goodwill impairments, stock compensation expense, and stock option investigation and related matters	$36,285	$29,959	$79,673	$72,234

Note: The accompanying unaudited financial information excludes revenues and expenses of our Webshots reporting unit which was sold in October 2007.

We believe that “Operating income before depreciation, amortization, goodwill impairments and stock compensation expense” and “Operating income before depreciation, amortization, goodwill impairments, stock compensation expense, and stock options investigation and related matters” are useful to management and investors as a supplement to our GAAP financial measures for evaluating the ability of the business to generate cash from operations. Depreciation, amortization and goodwill impairments are non-cash items, which include amounts related to past transactions and expenditures that are not necessarily reflective of the current cash or capital requirements of the business. Excluding non-cash stock compensation expense allows management to make financial and operating decisions and evaluate the business based on recurring operating results. Stock option investigation and related matters are expenses settled in cash but are not reflective of the ability of our business to generate cash.

Management refers to “Operating income before depreciation, amortization, goodwill impairments, stock compensation expense” and “Operating income before depreciation, amortization, goodwill impairments, stock compensation expense and stock option investigation and related matters” in making operating decisions and for planning purposes. A limitation associated with these measures is that they do not reflect the costs of certain capitalized tangible and intangible assets used in generating revenue and the cash expenditures associated with our stock option investigation and related matters. Although depreciation and amortization are non-cash charges, the capitalized assets being depreciated and amortized will often have to be replaced in the future, and these measures do not reflect and cash requirements for such replacements. These measures also do not take into account interest expense, or the cash requirements necessary to service interest or principal payments on our debt. Nor do these measures reflect changes in or cash requirements for, our working capital needs. Management compensates for these limitations by relying primarily on our GAAP financial measures, such as capital expenditures and operating income (loss), and using “Operating income before depreciation, amortization, goodwill impairments and stock compensation expense” and “Operating income before depreciations, amortization, stock compensation expense and stock option investigation and related matters” only on a supplemental basis. “Operating income before depreciation, amortization, stock compensation expense and stock option investigation and related matters” should be considered in addition to, and not as a substitute for, other measures of financial performance of liquidity prepared in accordance with GAAP.

CNET Networks, Inc.

Net Income Reconciliation

(Unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net income	$202,618	$5,308	$176,775	$6,836

Stock compensation expense	5,045	5,189	18,823	19,072
Stock option investigation and related matters	742	6,519	8,436	13,745
Realized gains on investments	—	—	(2,190)	(558)
Release of valuation allowance	(184,219)	—	(184,219)	—
Goodwill impairments	—	1,375	—	2,793
Fair value remeasurement (1)	—	—	(702)	—
(Gain) Loss from discontinued operations	(1,458)	(478)	19,768	(849)

Effect on earnings from stock compensation, stock option investigation and related matters, realized gains on investments, fair value remeasurement, goodwill impairments and discontinued operations	(179,890)	12,605	(140,084)	34,203

Net income excluding stock compensation, stock option investigation and related matters, gains on investments, fair value remeasurement goodwill impairments and discontinued operations	$22,728	$17,913	$36,691	$41,039

Diluted net income per share	$1.33	$0.03	$1.16	$0.04

Shares used in calculating diluted net income per share	152,695	152,559	152,320	152,313

Diluted net income per share excluding stock compensation expense, stock option investigation and related matters, gains on investments, fair value remeasurement, goodwill impairments and discontinued operations	$0.15	$0.12	$0.24	$0.27

Shares used in calculating diluted net income per share excluding stock compensation expense, stock option investigation and related matters, gains on investments, fair value remeasurement, goodwill impairments and discontinued operations	152,695	152,559	152,320	152,313

(1)	In the year ended December 31, 2007, the Company recognized a gain from the remeasurement of a liability related to our stock option extensions to former employees.

Adjusted net income is defined as net income excluding stock compensation expense, costs associated with the Company’s stock option investigation and related matters, impairments and realized gains on investments and discontinued operations. Management believes that adjusted net income and adjusted net income per share are useful to investors as supplements to GAAP net income and net income per share in evaluating the performance of our business.

Stock compensation expense and goodwill impairments are non-cash items which are not necessarily reflections of the Company’s core performance. The costs associated with the Company’s stock option investigation and related matters are not reflective of our business, as are gain on investments, similarly, discontinued operations are not part of our ongoing business. In addition, management uses adjusted net income and adjusted net income per share in making operating decisions and for planning purposes. The non-cash income tax benefit resulting from the release of a portion of our valuation allowance on deferred tax assets is not reflective of our operations, and as such, is not reasonably expected to recur.

A limitation of adjusted net income is that it does not exclude all non-cash items which have an impact on GAAP net income, such as depreciation and amortization, and net income excludes items, such as the litigation costs related to our stock option investigation, which have a cash impact on the Company. Management compensates for these limitations by primarily relying on the Company’s GAAP financial measures, including net income, and using adjusted net income only on a supplemental basis. Adjusted net income and adjusted net income per share should be considered in addition to, and not as a substitute for, other measures of financial performance of liquidity prepared in accordance with GAAP.

CNET Networks, Inc.

Cash Flows from Operating Activities Reconciliation

(Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Cash flows from operating activities	$21,042	$10,793	$61,759	$64,011

Capital expenditures (1)	(7,612)	(5,942)	(27,369)	(32,833)

Free cash flow	13,430	4,851	34,390	31,178

Stock option investigation and related matters	742	6,519	8,436	13,745

Free cash flow excluding stock option investigation and related matters	$14,172	$11,370	$42,826	$44,923

(1)	Capital expenditures for the year ended December 31, 2007 are net of $2,349 in cash proceeds under a sale-leaseback transaction related to certain leasehold improvements made during the first quarter of 2007.

Free Cash Flow is defined as net cash provided by operating activities less net capital expenditures. The Company believes that free cash flow provides useful information about the amount of cash generated by the business after the purchase of property and equipment. Similarly, the Company believes that free cash flow excluding stock option investigation and related matters provides useful information because such expenses, while settled in cash, are not reflective of the ability of our business to generate cash. A limitation of free cash flow is that is does not represent the total increase or decrease in the cash balance for the period. A limitation of free cash flow excluding stock option investigation and related matters is that it excludes costs that are paid in cash. Management compensates for these limitations by primarily relying on our GAAP financial measures, such as cash flows from operating activities and uses of free cash flow and free cash flow excluding stock option investigation and related matters only on a supplemental basis. Free cash flow should be considered in addition to, and not as a substitute for, other measures of financial performance or liquidity prepared in accordance with US GAAP.

CNET Networks, Inc.

Operating Expense Reconciliation

(Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Operating expense	$104,635	$104,860	$389,708	$361,748
Less non-cash operating expenses:
Stock compensation expense	5,045	5,189	18,823	19,072
Depreciation	7,056	6,457	27,050	21,491
Amortization of intangible assets	2,524	2,175	9,177	7,622
Goodwill impairments	—	1,375	—	2,793

Cash operating expenses	90,010	89,664	334,658	310,770

Stock option investigation and related matters	742	6,519	8,436	13,745

Cash operating expenses before stock option investigation and related matters	$89,268	$83,145	$326,222	$297,025

Note: The accompanying unaudited financial information excludes revenues and expenses of our Webshots reporting unit which was sold in October 2007.

Management believes that cash operating expenses and cash operating expenses before stock option investigation and related matters are useful to investors as supplements to GAAP operating expense in evaluating the performance of our businesses. Depreciation, amortization, stock compensation expense and goodwill impairments are non-cash items, which include amounts related to past transactions and expenditures that are not necessarily reflective of the current cash or capital requirements of the business. Excluding these non-cash items allows management to make financial and operating decisions and evaluate the business based on recurring operating results. The costs associated with the Company’s stock option investigation and related matters, while paid in cash, are not reflective of our core business. Although depreciation and amortization are non-cash charges, the capitalized assets being depreciated and amortized will often have to be replaced in the future, and these measures do not reflect any cash requirements for such replacements. These measures also do not take into account interest expense, or the cash requirements necessary to service interest or principal payments on our debt. Management compensates for these limitations by primarily relying on the Company’s GAAP financial measures, including operating expense, and using cash operating expenses and cash operating expenses before stock option investigation and related matters only on a supplemental basis. Cash operating expenses and cash operating expenses before stock option investigation and related matters should be considered in addition to, and not as substitutes for, other measures of financial performance or liquidity prepared in accordance with GAAP.